Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2019 Fourth Quarter and Full Year Results
VALENCIA, Calif., November 25, 2019 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), one of the world's leading distributors and providers of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2019 fourth quarter and year ended September 30, 2019.
Fiscal 2019 Fourth Quarter Highlights

•	Net sales of $432.3 million, up 6.3 percent

•	Net loss of $11.0 million, or $0.11 per diluted share

•	Adjusted net income(1) of $10.7 million, or $0.11 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $36.2 million, or 8.4 percent of net sales

•	Net cash provided by operating activities of $37.1 million

Fiscal 2019 Fourth Quarter Consolidated Results
Net sales were $432.3 million in the fiscal 2019 fourth quarter, an increase of 6.3 percent compared with $406.8 million in the same period last year. Sales under long-term contracts increased, primarily due to higher chemical pass-through revenue and related service fees. Ad-hoc sales were higher year-over-year, primarily reflecting increased orders from major customers.
Gross profit was $90.1 million in the fourth quarter of fiscal 2019, compared with $98.8 million in the fiscal 2018 fourth quarter. The decrease in gross profit was primarily due to a decline in gross margin, partially offset by higher sales volume.

Selling, general and administrative (SG&A) expenses totaled $86.0 million in the fiscal 2019 fourth quarter, compared with $76.4 million in the same period last year, reflecting expenses associated with the company’s previously announced merger agreement with an affiliate of Platinum Equity Advisors, LLC, a U.S.-based private equity firm, as well as costs related to Wesco 2020 execution.
Income from operations totaled $4.1 million, or 0.9 percent of net sales, in the fiscal 2019 fourth quarter, compared with $22.4 million, or 5.5 percent of net sales, in the same period last year. The decline in income from operations reflects higher SG&A expenses and lower gross profit.
Net loss was $11.0 million, or $0.11 per diluted share, in the fiscal 2019 fourth quarter. Net income in the fiscal 2018 fourth quarter was $7.3 million, or $0.07 per diluted share.
Adjusted net income(1) in the fiscal 2019 fourth quarter was $10.7 million, or $0.11 per diluted share, compared with $18.2 million, or $0.18 per diluted share, in the same period last year.
Adjusted EBITDA(1) was $36.2 million in the fourth quarter of fiscal 2019, compared with $36.7 million in the same period last year. Adjusted EBITDA margin(1) was 8.4 percent, compared with 9.0 percent in the same period last year.
Net cash provided by operating activities totaled $37.1 million in the fiscal 2019 fourth quarter, compared with $36.9 million in the same period last year. The change in net cash provided by operating activities primarily reflects lower overall net working capital usage, partially offset by the decline in net income.
Free cash flow(1) was $32.4 million in the fiscal 2019 fourth quarter, compared with $35.3 million in the same period last year. The decline in free cash flow primarily reflects higher purchases of property and equipment associated with Wesco 2020.
Fiscal 2019 Consolidated Results
Net sales were $1,696.5 million in fiscal 2019, an increase of 8.0 percent compared with $1,570.5 million in fiscal 2018. The increase in net sales was primarily due to higher long-term contracts and ad-hoc sales.
Income from operations totaled $78.5 million, or 4.6 percent of net sales, in fiscal 2019. This compares with income from operations of $109.5 million, or 7.0 percent of net sales in fiscal 2018. The decrease in income from operations was primarily due to higher SG&A expenses associated with Wesco 2020 execution, merger-related activities and higher sales volumes.

Net income was $21.4 million, or $0.21 per diluted share, in fiscal 2019, compared with $32.7 million, or $0.33 per diluted share, in fiscal 2018. Adjusted net income(1) was $73.2 million, or $0.73 per diluted share, in fiscal 2019, compared with $75.0 million, or $0.75 per diluted share, in fiscal 2018.
Adjusted EBITDA(1) was $165.2 million in fiscal 2019, compared with $161.2 million in fiscal 2018. Adjusted EBITDA margin(1) was 9.7 percent in fiscal 2019, compared with 10.3 percent in fiscal 2018.
Net cash provided by operating activities was $86.4 million in fiscal 2019, compared with $17.9 million in fiscal 2018. The increase was primarily due to improvements in working capital, which principally reflect lower inventory purchases.
Free cash flow(1) was $65.3 million in fiscal 2019, compared with $12.2 million in fiscal 2018, reflecting the increase in net cash provided by operating activities, partially offset by higher purchases of property and equipment associated with Wesco 2020.
Recent Developments
On August 8, 2019, the company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wolverine Intermediate Holding II Corporation, a Delaware corporation (“Parent”), and Wolverine Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Parent will acquire the company for $11.05 per share through the merger of Merger Sub with and into the company, with the company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Platinum Equity Advisors, LLC, a U.S.-based private equity firm. The closing of the Merger is subject to customary closing conditions, including regulatory approvals in the U.K., Germany, Poland and Canada.
On October 14, 2019, the Federal Cartel Office (Bundeskartellamt) of Germany confirmed that the Merger does not restrict competition in Germany, satisfying the applicable closing condition under the Merger Agreement for receipt of competition and merger controls approval in Germany.
On October 18, 2019, the President of the Office of Competition and Consumer Protection of Poland granted its consent allowing the Merger, satisfying the applicable closing condition under the Merger Agreement for receipt of competition and merger controls approval in Poland.

On October 30, 2019, the Commissioner of Competition of Canada issued a no-action letter, satisfying the applicable closing condition under the Merger Agreement for receipt of competition and merger controls approval in Canada.
On November 8, 2019, Wesco and Parent made the formal filing to the U.K. Competition and Markets Authority (the “CMA”). The CMA has until January 9, 2020, which is 40 working days from the start of its investigation, to make a decision (“CMA Phase 1”). The 40-day limit can also be extended up to 50 working days under certain circumstances. If the CMA is of the view that the Merger could result in a substantial lessening of competition, the CMA could refer the transaction for an in-depth second phase investigation ("CMA Phase 2"). The CMA has 24 weeks (extendable up to an additional eight weeks) from the date of referral to CMA Phase 2 to make its final decision.
As a result, the Merger may close early in the first calendar quarter of 2020, as opposed to the previously anticipated December 2019 closing date.
Conference Call
In light of the Merger, the company will not host an earnings call to discuss its fiscal 2019 fourth quarter and full year results.
About Wesco Aircraft
Wesco Aircraft is one of the world’s leading distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemicals and electronic components and comprised of more than 550,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) Non-GAAP financial measure - see the tables following this press release for reconciliations of GAAP to non-GAAP results.
Non-GAAP Financial Information

Adjusted net income represents net (loss) income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred debt issuance costs, (iii) special items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net (loss) income.
Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net (loss) income.
Adjusted EBITDA represents net (loss) income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) special items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Free cash flow represents net cash provided by operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the company’s core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net (loss) income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See the tables following this press release for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “anticipate,” “believe,” “can,” “could,” “execute,” “may,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the company’s inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; the risk that the Merger Agreement may be terminated in circumstances requiring the company to pay a termination fee of approximately $39 million; the risk that the Merger disrupts the company’s current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the Merger on the company’s ability to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; the effect of the announcement of the Merger on the company’s operating results and business generally; the amount of costs, fees and expenses related to the Merger; the risk that the company’s stock price may decline significantly if the Merger is not consummated; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the company and others; general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost, while also meeting the company’s customers’ quality standards; the company’s ability to maintain effective information technology systems and effectively implement its new warehouse management system; the company’s ability to successfully execute and realize the expected financial benefits from its “Wesco 2020” initiative; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; changes in trade policies; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill, excess and obsolete inventory and valuation allowance of the company’s deferred tax assets) and legal proceedings; changes in U.S. income tax law; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
###
Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Wesco Aircraft Holdings, Inc.
Consolidated Statements of (Loss) Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Net sales	$432,291	$406,817	$1,696,450	$1,570,450
Cost of sales	342,157	308,017	1,293,357	1,167,294
Gross profit	90,134	98,800	403,093	403,156
Selling, general and administrative expenses	86,042	76,428	324,581	293,688
Income from operations	4,092	22,372	78,512	109,468
Interest expense, net	(12,843)	(12,360)	(51,023)	(48,880)
Other income (expense), net	345	(367)	(816)	24
(Loss) income before income taxes and equity method investment impairment charge	(8,406)	9,645	26,673	60,612
Provision for income taxes	(2,642)	(2,371)	(2,338)	(27,958)
(Loss) income before equity method investment impairment charge	(11,048)	7,274	24,335	32,654
Equity method investment impairment charge	—	—	(2,966)	—
Net (loss) income	$(11,048)	$7,274	$21,369	$32,654

Net (loss) income per share:
Basic	$(0.11)	$0.07	$0.21	$0.33
Diluted	$(0.11)	$0.07	$0.21	$0.33
Weighted average shares outstanding:
Basic	99,669,632	99,214,223	99,607,171	99,156,998
Diluted	99,669,632	99,922,457	100,239,116	99,500,477

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	September 30, 2019	September 30, 2018
Assets
Cash and cash equivalents	$38,034	$46,222
Accounts receivable, net	327,885	283,775
Inventories	861,186	884,212
Prepaid expenses and other current assets	17,284	15,291
Income taxes receivable	3,403	2,017
Total current assets	1,247,792	1,231,517
Long-term assets	547,006	557,959
Total assets	$1,794,798	$1,789,476
Liabilities and Stockholders’ Equity
Accounts payable	$220,602	$180,494
Accrued expenses and other current liabilities	62,792	42,767
Income taxes payable	3,162	2,295
Capital lease obligations, current portion	1,584	2,205
Short-term borrowings and current portion of long-term debt	56,107	74,000
Total current liabilities	344,247	301,761
Capital lease obligations, less current portion	1,000	2,329
Long-term debt, less current portion	725,584	771,777
Deferred income taxes	1,282	2,803
Other liabilities	9,345	18,337
Total liabilities	1,081,458	1,097,007
Total stockholders’ equity	713,340	692,469
Total liabilities and stockholders’ equity	$1,794,798	$1,789,476

 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Fiscal Year Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$21,369	$32,654
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	29,376	29,256
Amortization of deferred debt issuance costs	5,220	5,688
Stock-based compensation expense	9,303	9,252
Net inventory provision	2,744	16,780
Equity method investment impairment charge	2,966	—
Deferred income taxes	4,257	9,172
Other non-cash items	(261)	(395)
Subtotal	74,974	102,407
Changes in assets and liabilities
Accounts receivable	(45,500)	(28,393)
Inventories	19,424	(73,106)
Other current and long-term assets	(6,914)	1,909
Accounts payable	36,933	(3,430)
Other current and long-term liabilities	7,455	18,481
Net cash provided by operating activities	86,372	17,868
Cash flows from investing activities
Purchase of property and equipment	(21,121)	(5,666)
Net cash used in investing activities	(21,121)	(5,666)
Cash flows from financing activities
Proceeds from short-term borrowings	95,000	67,500
Repayments of short-term borrowings	(143,000)	(68,500)
Repayments of long-term debt and capital lease obligations	(22,941)	(23,001)
Debt issuance costs	—	(1,900)
Net cash paid for activities related to stock-based incentive plans	(2,163)	(1,243)
Net cash used in financing activities	(73,104)	(27,144)
Effect of foreign currency exchange rate on cash and cash equivalents	(335)	(461)
Net decrease in cash and cash equivalents	(8,188)	(15,403)
Cash and cash equivalents, beginning of period	46,222	61,625
Cash and cash equivalents, end of period	$38,034	$46,222

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Adjusted Net Income and
Adjusted Earnings Per Share (UNAUDITED)
(Dollars in thousands, except share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Adjusted Net Income
Net (loss) income	$(11,048)	$7,274	$21,369	$32,654
Amortization of intangible assets	3,732	3,714	14,929	14,855
Amortization of deferred debt issuance costs	1,305	1,388	5,220	5,688
Special items (1)	23,712	7,362	61,049	22,441
Adjustments for tax effect (2)	(7,028)	(1,578)	(29,389)	(660)
Adjusted net income	$10,673	$18,160	$73,178	$74,978

Adjusted Earnings Per Share
Weighted-average number of basic shares outstanding	99,669,632	99,214,223	99,607,171	99,156,998
Adjusted net income per basic share	$0.11	$0.18	$0.73	$0.76

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	100,604,361	99,922,457	100,239,116	99,500,477
Adjusted net income per diluted share	$0.11	$0.18	$0.73	$0.75

(1)
Special items in the fourth quarter of fiscal 2019 consisted primarily of consulting fees of $4.4 million, inventory adjustments of $7.8 million for shrinkage recorded as a result of warehouse consolidation, and other costs of $4.3 million associated with the company’s Wesco 2020 initiative, as well as merger-related costs of $6.9 million. Special items in the fourth quarter of fiscal 2018 consisted primarily of consulting fees of $4.7 million and other costs of $2.3 million associated with Wesco 2020.

Special items in fiscal 2019 consisted primarily of consulting fees of $16.7 million, inventory adjustments of $13.0 million for shrinkage recorded as a result of warehouse consolidation, and other costs of $19.6 million associated with Wesco 2020, as well as merger-related costs of $8.2 million and an equity method investment impairment charge of $3.0 million. Special items in fiscal 2018 consisted primarily of consulting fees of $16.1 million and other costs of $4.3 million associated with Wesco 2020, and the settlement of litigation and related fees of $1.3 million.

(2)
The adjustment for tax effect in fiscal 2019 included a reversal of $9.2 million to the transition tax on unremitted foreign earnings recorded in fiscal 2018 under the Tax Cuts and Jobs Act. The tax provision for the transition tax previously recorded is included in the adjustment for tax effect in fiscal 2018.

The adjustment for tax effect in the fourth quarter of fiscal 2018 included a $1.9 million tax provision related to the adjustment of deferred tax assets and liabilities to reflect the reduction of the U.S. federal tax rate, a $0.8 million tax provision on foreign earnings as a transition tax and a $0.9 million tax benefit related to the release of a previously recorded deferred tax liability on unremitted foreign earnings, all of which were related to the Tax Cuts and Jobs Act.

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - EBITDA and Adjusted EBITDA (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018

EBITDA and Adjusted EBITDA
Net (loss) income	$(11,048)	$7,274	$21,369	$32,654
Provision for income taxes	2,642	2,371	2,338	27,958
Interest expense, net	12,843	12,360	51,023	48,880
Depreciation and amortization	8,049	7,347	29,376	29,256
EBITDA	12,486	29,352	104,106	138,748
Special items (1)	23,712	7,362	61,049	22,441
Adjusted EBITDA	$36,198	$36,714	$165,155	$161,189

Adjusted EBITDA margin	8.4%	9.0%	9.7%	10.3%

(1)
Special items in the fourth quarter of fiscal 2019 consisted primarily of consulting fees of $4.4 million, inventory adjustments of $7.8 million for shrinkage recorded as a result of warehouse consolidation, and other costs of $4.3 million associated with the company’s Wesco 2020 initiative, as well as merger-related costs of $6.9 million. Special items in the fourth quarter of fiscal 2018 consisted primarily of consulting fees of $4.7 million and other costs of $2.3 million associated with Wesco 2020.

Special items in fiscal 2019 consisted primarily of consulting fees of $16.7 million, inventory adjustments of $13.0 million for shrinkage recorded as a result of warehouse consolidation, and other costs of $19.6 million associated with Wesco 2020, as well as merger-related costs of $8.2 million and an equity method investment impairment charge of $3.0 million. Special items in fiscal 2018 consisted primarily of consulting fees of $16.1 million and other costs of $4.3 million associated with Wesco 2020, and the settlement of litigation and related fees of $1.3 million.

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Increase (Decrease)
	2019	2018

Net cash provided by operating activities	$37,058	$36,933	$125
Purchase of property and equipment	(4,640)	(1,657)	(2,983)
Free cash flow	$32,418	$35,276	$(2,858)

	Fiscal Year Ended September 30,		Increase (Decrease)
	2019	2018

Net cash provided by operating activities	$86,372	$17,868	$68,504
Purchase of property and equipment	(21,121)	(5,666)	(15,455)
Free cash flow	$65,251	$12,202	$53,049